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                                                                 Exhibit  (d)(6)


                                                                  EXECUTION COPY


                             NON-COMPETE AGREEMENT
                             ---------------------

     THIS AGREEMENT is made and entered into as of July 9, 2001, by and between FLD Acquisition Corp., a Georgia corporation ("Merger Sub") and J. David Keller
                                               ----------
("Shareholder").
  -----------

     WHEREAS, Merger Sub, Broder Bros., Co., a Michigan corporation, and Full Line Distributors, Inc., a Georgia corporation (the "Company") are parties to
                                                     -------
that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), whereby Merger Sub shall merge with and into the Company
-----------------
and the Company shall be the surviving corporation in the merger (the "Merger").
                                                                       ------
Capitalized terms used herein without definition shall have the respective meanings set forth in the Merger Agreement.

     WHEREAS, the Company is, among other things, engaged in the business of (i) purchasing, warehousing, distributing, selling and marketing Apparel Products (as defined below) (the foregoing be referred to as the "Distribution Business")
                                                         ---------------------
and (ii) manufacturing and producing (whether for internal use or sale to third parties) Apparel Products, which manufactured products are generally sold to distributors and marketers of Apparel Products, including the Company's Distribution Business (the foregoing being referred to as the "Manufacturing
                                                               -------------
Business" and together with the Distribution Business, the "Restricted
--------                                                    ----------
Businesses").
----------

     WHEREAS, the Company conducts the Restricted Businesses (including production, promotional and marketing activities and sales activities) throughout the Restricted Territory (as defined below).

     WHEREAS, Shareholder possesses extensive knowledge and proprietary information with respect to the Company which, if disclosed or made available to the Company's or its successors' competitors, would have a material adverse effect on the Company and its successors, and Shareholder has been responsible for the creation of goodwill inherent in the Company and its subsidiaries.

     WHEREAS, in connection with the Merger, Shareholder will sell or otherwise dispose of all of his shares of capital stock of the Company.

     WHEREAS, in light of Shareholder's ownership of outstanding shares of capital stock of the Company and Shareholder's contributions to the growth and development of the Company, including the creation of goodwill, Confidential Information (as defined below) and Work Product (as defined below) of the Company, in order to induce Merger Sub to execute and deliver the Merger Agreement, Shareholder shall execute and deliver this Agreement for the purpose of preserving for the Company's, its successors' and any of their respective subsidiaries' benefit the goodwill, Confidential Information, Work Product, proprietary rights and going concern value of the Company, its successors and any of their respective subsidiaries, and to protect the Company's, its successors' and their respective subsidiaries' business opportunities. This Agreement is integral to the transactions contemplated by the Merger Agreement (including the sale or disposition of the capital
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stock of the Company owned by Shareholder) and Merger Sub would not enter into and deliver the Merger Agreement absent Shareholder's execution and delivery of this Agreement and Merger Sub would not consummate the transactions contemplated by the Merger Agreement unless this Agreement is in full force and effect and valid, binding and enforceable against Shareholder as of the expiration of the Offer (the "Expiration Date").
            ----------------

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Shareholder and Company Sub have entered into an Employment Agreement (the "Employment Agreement") pursuant to which Shareholder will serve as a vice-
---------------------
president of the Company's manufacturing division pursuant to the terms of such Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree:

     1.   Non-Compete, Non-Solicitation.
          -----------------------------

     (a) In order to protect the value of the capital stock of the Company acquired by Merger Sub's stockholders pursuant to the Merger Agreement (including the goodwill, Confidential Information and Work Product of the Company, its successors and any of their respective subsidiaries), Shareholder agrees that (i) during the period beginning as of the Expiration Date and ending on the third anniversary thereof (the "Noncompete Period"), he shall not,
                                       -----------------
directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which is engaged in the Distribution Business anywhere in the Restricted Territory and (ii) during the period beginning as of the Expiration Date and ending on the second anniversary thereof (the "Manufacturing Noncompete
                                                        ------------------------
Period"), he shall not, directly or indirectly, either for himself or for any
------
other person, partnership, corporation, company or other entity, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which is engaged in the Manufacturing Business anywhere in the Restricted Territory. The Shareholder's services to Company's manufacturing division pursuant to the Employment Agreement shall not be deemed a violation of this paragraph 1(a). Shareholder agrees that the aforementioned covenants are reasonable with respect to their duration, geographical area and scope of the restricted activities. In particular, Shareholder acknowledges and agrees that the Company currently conducts its business throughout the Restricted Territory and that the geographic scope of this restriction is necessary to protect the goodwill, Confidential Information and Work Product being sold.

          For purposes of this Agreement,

          (i) "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock

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               of a publicly-held corporation whose stock is traded on a
               national securities exchange and which is not primarily engaged in a business of providing products or services which are similar to or compete with the products and services of the Company (or any products or services the Company is then in process of developing),

         (ii)  "Restricted Territory" means the geographic area that is within
                --------------------
               the one day shipping zone of United Parcel Service from the Company's facilities located in Fullerton, California; Miramar, Florida; Doraville, Georgia; Roberta, Georgia; Berkeley, Missouri; Bedford Heights, Ohio; and Houston, Texas, and

         (iii) "Apparel Products" means casualwear and sportswear for men,
                ----------------
               women, children and infants, including but not limited to T-shirts, sweatshirts, golf shirts, denim products, fleece products, sleep wear, sweaters, woven shirts, outerwear, headgear, sports jerseys, jackets, turtlenecks, bags, aprons, towels, robes and shorts, whether imprintable or imprinted.

     (b) During the Noncompete Period, Shareholder shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company, its successors or any of their respective subsidiaries to leave the employ of the Company, its successors or such subsidiaries or in any way interfere with the relationship between the Company, its successors or any of their respective subsidiaries and any employee thereof, (ii) hire or employ any person who was an employee of the Company, its successors or any of their respective subsidiaries at any time during the Noncompete Period, (iii) induce or attempt to induce any customer (including, without limitation, any subsidiaries, divisions or affiliates thereof), supplier, licensee, licensor, franchisee or other business relation of the Company, its successors or any of their respective subsidiaries to cease doing business with the Company, its successors or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company, its successors or any of their respective subsidiaries (including, without limitation, making any negative statements or communications about the Company, its successors or any of their respective subsidiaries) or (iv) service, engage in business with or provide products to any customer (including any subsidiaries, divisions or affiliates thereof) of the Company, its successors or any of their respective subsidiaries with respect to Apparel Products.

     (c) Shareholder acknowledges that, in connection with the consummation of the Merger, he will sell or otherwise dispose of all of his shares of capital stock of the Company owned beneficially or of record by him, and that Merger Sub would not consummate the Merger and the other transactions contemplated by the Merger Agreement unless this Agreement shall be in full force and effect and be a binding and enforceable contract of Shareholder. Shareholder also acknowledges that, in the course of serving as a director of the Company and during his employment as an executive officer of the Company, its successors and any of their respective subsidiaries, he has become and will continue to become familiar with the Confidential Information and Work Product of the Company, its successors and any of their respective subsidiaries. Shareholder further acknowledges that, as a former executive officer and director of the Company (during periods prior to the consummation of the Merger), Shareholder has had direct or indirect responsibility, oversight or duties with respect to

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all of the businesses of the Company and its employees, vendors, customers, clients and other business relations, and that, accordingly, the geographical restriction contained in this paragraph 1 is reasonable in all respects and necessary to protect the goodwill, Confidential Information and Work Product of the Company, its successors and their respective subsidiaries and that, without such protection, the Company's, its successors' and their respective subsidiaries' customer and client relations and competitive advantage would be materially adversely effected. It is specifically recognized by Shareholder that Merger Sub would not have entered into the Merger Agreement or engaged in the Merger without the restrictions contained in this paragraph 1. Shareholder further acknowledges that the restrictions contained in this paragraph 1 do not impose an undue hardship on him due to the fact that (i) he has general business skills which may be used in industries other than that in which each of the Company, its successors and their respective subsidiaries conduct their business and do not deprive Shareholder of his livelihood and (ii) in connection with the Merger, Shareholder has received substantial amounts of consideration which will enable Shareholder to conduct business in businesses other than that in which each of the Company, its successors and their respective subsidiaries conduct their business. Shareholder agrees that the covenants made in paragraphs 1(a) and 1(b) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

     2.   Confidential Information.  Shareholder acknowledges that the
          ------------------------
information, observations and data (including without limitation trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical or business information) disclosed or otherwise revealed to him, or discovered or otherwise obtained by him, directly or indirectly, while employed by the Company, its successors and their respective subsidiaries or while serving as a director or an executive officer of the Company, its successors and their respective subsidiaries concerning the business or affairs of the Company, its successors or any of their respective subsidiaries ("Confidential Information") are the property of the Company, its
               ------------------------
successors or such subsidiary. Therefore, Shareholder agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board of Directors of the Company (the "Board"), unless and to the extent that the aforementioned matters
              ------
become generally known to and available for use by the public other than as a result of Shareholder's acts or omissions in violation of this Agreement. Shareholder shall deliver to the Company, at any time as the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product or the business of the Company, its successors or any of their respective subsidiaries which he may then possess or have under his control.

     3.   Inventions and Intellectual Property Rights.  Shareholder agrees that
          -------------------------------------------
he will promptly make full written disclosure to the Board and will hold in trust for the sole right and benefit of the Company, its successors and their respective subsidiaries, and Shareholder hereby assigns to the Company or its designee, his entire right, title and interest in and to, any and all inventions, innovations, improvements, original works of authorship, developments, concepts, methods, trade secrets, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or registrable under copyright or similar laws) which have been solely or jointly conceived,

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developed or made by Shareholder while employed by the Company, its successors or any of their respective subsidiaries (collectively "Work Product").
                                                       ------------
Shareholder acknowledges that any original works of authorship which were made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

     4.   Enforcement.  If, at the time of enforcement of paragraph 1, 2 or 3 of
          -----------
this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.
Because Shareholder's services are unique and because Shareholder has access to Confidential Information and Work Product, and for the other reasons set forth herein, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Merger Sub or its successors or assigns (including, without limitation, the Company) may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Shareholder of paragraph 1, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

     5.   Shareholder's Representations.  Shareholder hereby represents and
          -----------------------------
warrants to Merger Sub that (i) the execution, delivery and performance of this Agreement by Shareholder do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Shareholder is a party or by which he is bound, (ii) Shareholder is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by Merger Sub and the expiration of the Offer, this Agreement shall be the valid and binding obligation of Shareholder, enforceable in accordance with its terms. Shareholder hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

     6.   Survival.  Paragraphs 1, 2 and 3 shall survive and continue in full
          --------
force in accordance with their terms notwithstanding any termination of this Agreement.

     7.   Notices.  Any notice provided for in this Agreement shall be in
          -------
writing and shall be either personally delivered, mailed by first class mail (return receipt requested), or sent by overnight courier service, to the recipient at the address indicated below:

          Notices to Shareholder:
          ----------------------

          J. David Keller
          P.O. Box 728
          Jasper, GA 30143

          with a copy to:
          --------------

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          Smith, Gambrell & Russell, LLP
          1230 Peachtree Street, N.E.
          Suite 3100, Promenade II
          Atlanta, GA 30309
          Attn:  Arthur Jay Schwartz
                 Marlon F. Starr

          Notices to Merger Sub:
          ---------------------

          Broder Bros., Co.
          45555 Port Street
          Plymouth, Michigan 48170
          Attn: Vince Tyra
                Howard Morof

          With copies to:
          --------------

          Broder Bros., Co.
          c/o Bain Capital, Inc.
          Two Copley Place
          Boston, Massachusetts 02116
          Attn: Tom Myers

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, IL 60601
          Attn: Jeffrey C. Hammes, P.C.
                David Breach

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

     8.   Severability.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     9.   Complete Agreement.  This Agreement, those documents expressly
          ------------------
referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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     10.  No Strict Construction.  The language used in this Agreement shall be
          ----------------------
deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     11.  Counterparts.  This Agreement may be executed in separate
          ------------
counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     12.  Successors and Assigns.  This Agreement is intended to bind and inure
          ----------------------
to the benefit of and be enforceable by Shareholder, Merger Sub and their respective heirs, successors and assigns, except that Shareholder may not assign his rights or delegate his obligations hereunder without the prior written consent of Merger Sub (which consent may be withheld in Merger Sub's sole discretion). Without limiting the foregoing, from and after the Effective Time of the Merger, all references herein to Merger Sub shall be deemed to be references to the Company.

     13.  Choice of Law. All issues and questions concerning the construction,
          -------------
validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

     14.  Amendment and Waiver.  The provisions of this Agreement may be amended
          --------------------
or waived only with the prior written consent of Merger Sub's board of directors and Shareholder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     15.  Effectiveness.  This Agreement shall become effective on the
          -------------
Expiration Date. In the event that the Merger Agreement is terminated in accordance with its terms prior to the Expiration Date, this Agreement shall be null and void and of no force and effect.

     16.  Recitals.  The recitals to this Agreement are an integral part of this
          --------
Agreement and shall be deemed to be part of the text of this Agreement as if fully set forth herein.

                 *          *          *          *          *

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    FLD ACQUISITION CORP.


                                    By:   /s/ Vincent J. Tyra
                                          -------------------
                                    Name:
                                    Its:  CEO
                                          -------------------

                                    /s/ J. David Keller
                                    -------------------------
                                    J. DAVID KELLER




                   [Signature Page to Non-Compete Agreement]